As filed with the Securities and Exchange Commission on August 13, 2013

Registration No. 333-

United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANIKA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	04-3145961
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Wiggins Avenue
Bedford, Massachusetts 01730
(781) 457-9000
 (Address of Principal Executive Offices) (Zip Code)

ANIKA THERAPEUTICS, INC.
SECOND AMENDED AND RESTATED 2003 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)
______________________________________________________________

Charles H. Sherwood, Ph.D.
President and Chief Executive Officer
Anika Therapeutics, Inc.
32 Wiggins Avenue
Bedford, Massachusetts 01730
(781) 457-9000
(Name and address of agent for service) (Telephone Number, including area code, of agent for service)

With copies to:

H. David Henken, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [x]
Non-accelerated filer [ ]	Smaller Reporting Company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	650,000 (2)	$22.95	14,917,500 (3)	$2,034.75

(1) This Registration Statement also relates to the rights to purchase shares of Series B Junior Participating Cumulative Preferred Stock of the Registrant that are attached to all shares of common stock issued, pursuant to the terms of the Registrant’s Shareholder Rights Agreement, dated as of April 7, 2008. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the common stock.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s Second Amended and Restated 2003 Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(3) An assumed price of $22.95 per share, which is the average of the high and low prices of the Company’s common stock reported on the NASDAQ Global Select Market on August 12, 2013, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Anika Therapeutics, Inc. (the “Company” or the “Registrant”) for the purpose of registering an additional 650,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company reserved for issuance under the Anika Therapeutics, Inc. Second Amended and Restated 2003 Stock Option and Incentive Plan (the “Plan”). The securities subject to this Registration Statement on Form S-8 are of the same class as other securities for which Registration Statements on Form S-8 were previously filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”). Accordingly, pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the Registration Statements on Form S-8 previously filed with the Commission on November 7, 2003 (File No. 333-110326), June 19, 2009 (File No. 333-160102), and August 5, 2011 (File No. 333-176103) and the Common Stock registered thereunder is being carried forward to this Registration Statement. Following the registration of the additional shares of Common Stock under this Registration Statement, an aggregate total of 3,800,000 shares of Common Stock will be registered under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 14, 2013;
(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 6, 2013 and for the quarter ended June 30, 2013, filed with the Commission on August 6, 2013;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 22, 2013, February 27, 2013, February 28, 2013, May 2, 2013, June 21, 2013 and July 31, 2013; and
(d)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A12B, filed with the Commission on April 7, 2008.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Massachusetts corporation.  Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) improper distributions, and (iv) transactions from which the director derived an improper personal benefit.

Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (i) acted in good faith, (ii) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interests of the corporation, (iii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (iv) engaged in conduct for which he or she would not be liable under the corporation’s articles of organization, as authorized by Section 2.02(b)(4) of the MBCA. Section 8.56 of the MBCA permits a corporation to indemnify an officer to the same extent as a director, and to such further extent as may be provided in the corporation’s articles of organization or by-laws, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Indemnification may not be made under Section 8.51 of the MBCA until a determination has been made that indemnification is permissible because the director has met the relevant standard of conduct. Under Section 8.55 of the MBCA, that determination must be made by (i) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (ii) special legal counsel, or (iii) the shareholders of the corporation.

Under Sections 8.53 and 8.56 of the MBCA, a corporation may pay for or reimburse reasonable expenses prior to the final disposition of a proceeding involving a director or officer, provided that the director or officer has delivered a written undertaking of his or her good faith that he or she has met the relevant standard of conduct necessary for indemnification, and a written undertaking to repay the funds if he or she is determined not to have met the relevant standard of conduct.

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (i) the director or officer is entitled to mandatory indemnification under the MBCA, (ii) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s articles of organization or bylaws or in a contract or a board or shareholder resolution, or (iii) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

Article 6A of the Company’s Restated Articles of Organization, as amended (the “Articles of Organization”), provides that: except to the extent that the MBCA prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Article 6B of the Articles of Organization provides that the Company shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or in any capacity with respect to any employee benefit plan of the Company (an “indemnitee”) against amounts paid and expenses incurred in connection with an action, suit or proceeding and any appeal therefrom, or settlement thereof, unless the indemnitee shall be finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company (or participants or beneficiaries of any employee benefit plan of the Company). The Company shall not indemnify an indemnitee seeking indemnification in connection with a proceeding initiated by the indemnitee unless the initiation thereof was approved by the Board of Directors of the Company.

Article 6B provides that the Company shall pay expenses incurred in defending any action, suit, proceeding or investigation in advance of its final disposition, if the Company does not assume the defense of the indemnitee, subject to receipt of an undertaking by the indemnitee to repay such payment if it is ultimately determined that such indemnitee is not entitled to indemnification under the Articles of Organization.

Article 6B further provides that no indemnification or advancement of expenses may be made if such indemnitee did not act in good faith in the reasonable belief that his or her action was in the best interests of the Company. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Company, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of shareholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the Company) or (d) a court of competent jurisdiction.

The Company carries directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

No.	Description	Location
4.1	Restated Articles of Organization	Filed as Exhibit 3.1 to the Company’s Registration Statement on Form 10 (File No. 000-21326), filed with the Commission on March 5, 1993 and incorporated herein by reference.

4.2	Certificate of Vote of Directors Establishing a Series of Convertible Preferred Stock	Filed as an Exhibit to the Company’s Registration Statement on Form 10 (File No. 000-21326), filed with the Commission on March 5, 1993 and incorporated herein by reference.

4.3	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1996 (File No. 000-21326), filed with the Commission on January 14, 1997 and incorporated herein by reference.

4.4	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998 (File No. 001-14027), filed with the Commission on August 14, 1998 and incorporated herein by reference.

4.5	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-14027), filed with the Commission on August 14, 2002 and incorporated herein by reference.

4.6	Amended and Restated Certificate of Vote of Directors Establishing a Series of Preferred Stock of the Company classifying and designating the Series B Junior Participating Cumulative Preferred Stock	Filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12B (File No. 001-14027), filed with the Commission on April 7, 2008 and incorporated herein by reference.

4.7	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-14027), filed with the Commission on March 9, 2009 and incorporated herein by reference.

No.	Description	Location

4.8	Amended and Restated Bylaws
Filed as Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-14027), filed with the Commission on August 14, 2002 and incorporated herein by reference.

4.9	Shareholder Rights Agreement, dated as of April 7, 2008, between the Company and American Stock Transfer & Trust Company	Filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A12B (File No. 001-14027), filed with the Commission on April 7, 2008 and incorporated herein by reference.

5.1	Opinion of Goodwin Procter LLP	Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Accounting Firm	Filed herewith.

23.2	Consent of Goodwin Procter LLP	Included in Exhibit 5.1 hereto.

24.1	Powers of Attorney	Included on signature pages to this Registration Statement.

99.1	Second Amended and Restated 2003 Stock Option and Incentive Plan	Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-14027), filed with the Commission on June 10, 2011 and incorporated herein by reference.

99.2	Amendment to the Second Amended and Restated 2003 Stock Option and Incentive Plan	Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-14027), filed with the Commission on June 21, 2013 and incorporated herein by reference.

Item 9.                             Undertakings.

(a)	The undersigned Registrant hereby undertakes:
1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on this 13th day of August, 2013.

Anika Therapeutics, Inc.

By:	/s/ Charles H. Sherwood, Ph.D.
Charles H. Sherwood, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles H. Sherwood as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Charles H. Sherwood, Ph.D.	President, Chief Executive Officer and Director	August 13, 2013
Charles H. Sherwood, Ph.D.	(Principal Executive Officer)

/s/ Sylvia Cheung	Chief Financial Officer and	August 13, 2013
Sylvia Cheung	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Joseph L. Bower	Director	August 13, 2013
Joseph L. Bower

/s/ Raymond J. Land	Director	August 13, 2013
Raymond J. Land

/s/ John C. Moran	Director	August 13, 2013
John C. Moran

/s/ Jeffery S. Thompson	Director	August 13, 2013
Jeffery S. Thompson

/s/ Steven E. Wheeler	Director	August 13, 2013
Steven E. Wheeler

EXHIBIT INDEX

No.	Description	Location
4.1	Restated Articles of Organization	Filed as Exhibit 3.1 to the Company’s Registration Statement on Form 10 (File No. 000-21326), filed with the Commission on March 5, 1993 and incorporated herein by reference.

4.2	Certificate of Vote of Directors Establishing a Series of Convertible Preferred Stock	Filed as an Exhibit to the Company’s Registration Statement on Form 10 (File No. 000-21326), filed with the Commission on March 5, 1993 and incorporated herein by reference.

4.3	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1996 (File No. 000-21326), filed with the Commission on January 14, 1997 and incorporated herein by reference.

4.4	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998 (File No. 001-14027), filed with the Commission on August 14, 1998 and incorporated herein by reference.

4.5	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-14027), filed with the Commission on August 14, 2002 and incorporated herein by reference.

4.6	Amended and Restated Certificate of Vote of Directors Establishing a Series of Preferred Stock of the Company classifying and designating the Series B Junior Participating Cumulative Preferred Stock	Filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12B (File No. 001-14027), filed with the Commission on April 7, 2008 and incorporated herein by reference.

4.7	Amendment to the Restated Articles of Organization
Filed as Exhibit 3.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-14027), filed with the Commission on March 9, 2009 and incorporated herein by reference.

4.8	Amended and Restated Bylaws
Filed as Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-14027), filed with the Commission on August 14, 2002 and incorporated herein by reference.

4.9	Shareholder Rights Agreement, dated as of April 7, 2008, between the Company and American Stock Transfer & Trust Company	Filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A12B (File No. 001-14027), filed with the Commission on April 7, 2008 and incorporated herein by reference.

5.1	Opinion of Goodwin Procter LLP	Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Accounting Firm	Filed herewith.

23.2	Consent of Goodwin Procter LLP	Included in Exhibit 5.1 hereto.

24.1	Powers of Attorney	Included on signature pages to this Registration Statement.

99.1	Second Amended and Restated 2003 Stock Option and Incentive Plan	Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-14027), filed with the Commission on June 10, 2011 and incorporated herein by reference.

99.2	Amendment to the Second Amended and Restated 2003 Stock Option and Incentive Plan	Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-14027), filed with the Commission on June 21, 2013 and incorporated herein by reference.